                                EXHIBIT

                                 99.4







                             NEWS RELEASE

                   ENSCO INTERNATIONAL INCORPORATED

______________________________________________________________________



Contact:     Richard A. LeBlanc
             (214) 922-1500



              ENSCO INTERNATIONAL INCORPORATED TO ACQUIRE
                         DUAL DRILLING COMPANY


         Dallas,  Texas,  January   25,  1996....ENSCO   International
Incorporated (NYSE: ESV) and DUAL DRILLING COMPANY (NASDAQ: DUAL) announced that they have signed a letter of intent for the acquisition of DUAL by ENSCO. Under the proposed transaction, DUAL's common stockholders would receive 0.625 shares of ENSCO common stock for each share of DUAL common stock.

         ENSCO, headquartered in Dallas, Texas, is a leading provider of contract drilling and marine transportation services to the international petroleum industry. DUAL, also headquartered in Dallas, operates a modern fleet of ten premium jackup rigs and ten self-contained platform rigs. After the transaction, the combined company would have a fleet of 54 offshore drilling rigs, in addition to ENSCO's fleet of 37 offshore support vessels. The combined company would have one of the largest and most modern fleets of jackup rigs in the world, totalling 34 independent leg rigs of which 21 are designed to work in water depths of 300 feet or greater.

         Carl F. Thorne, ENSCO's Chairman and CEO, stated, "We believe there is an excellent strategic fit between ENSCO and DUAL. This transaction will significantly increase ENSCO's exposure to the premium jackup market and expand the Company's international presence at a time when it appears that supply and demand for jackup rigs are moving into balance on a worldwide basis."

         L.H. Dick Robertson, DUAL's CEO, commented, "the combination of the excellent reputations and quality assets of DUAL and ENSCO will create a great opportunity for DUAL's stockholders."

         The  transaction  is  subject  to   execution  of  definitive
agreements, approval by the stockholders of Dual and requisite governmental and other approvals. Subject to the satisfaction of these conditions, closing of the transaction is expected before June 30, 1996.